                                                 File No. 70-8527

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                 POST-EFFECTIVE AMENDMENT NO. 1

                           TO FORM U-1

                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *

                OHIO VALLEY ELECTRIC CORPORATION
               P. O. Box 468, Piketon, Ohio 45661
           (Name of company filing this statement and
            addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

                      A. A. Pena, Treasurer
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215


        John F. DiLorenzo, Jr., Associate General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)

Ohio Valley Electric Corporation ("OVEC") hereby amends its Application-Declaration on Form U-1 in File No. 70-8527, as follows:
ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTION.
     Under the Commission's Order dated December 28, 1994 in this file, OVEC was authorized to incur short-term indebtedness through the issuance and sale of notes to banks in an aggregate amount not to exceed $25,000,000 outstanding at any one time, from time to time prior to January 1, 1997, as funds may be required, provided that no such notes shall mature later than June 30, 1997.
     OVEC hereby requests that said authorization be extended through December 31, 2001.
     Notes will mature not more than 270 days after the date of issuance or renewal thereof; provided that no note will mature later than June 30, 2002. Notes will bear interest at an annual rate not greater than the bank's prime commercial rate in effect from time to time. Such credit arrangements may require the pay-ment of a fee that is not greater than 1/5 of 1% per annum of the size of the line of credit made available by the bank and the main-tenance of additional balances of not greater than 20% of the line of credit.
     The maximum effective annual interest cost under any of the above arrangements, assuming full use of the line of credit, will not exceed 125% of the prime commercial rate in effect from time to time, or not more than 10.625% on the basis of a prime commercial rate of 8.5%.
     The proceeds of the short-term debt incurred by OVEC will be added to its general funds and used to pay its general obligations and for other corporate purposes.
     Certificates of notification pursuant to rule 24 would con-tinue to be filed quarterly when there are outstanding borrowings in any quarter.
     Compliance with Rule 54
     Rule 54 provides that in determining whether to approve cer-tain transactions other than those involving exempt wholesale generators ("EWG") or foreign utility companies ("FUCO"), as de-fined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. The requirements of Rule 53(a), (b) and (c) are satisfied.
     Rule 53(a)(1): As of June 30, 1996, AEP, through its sub-sidiary, AEP Resources, Inc., had invested $3,265,000 in AEPRI. This investment represents less than 1% of $1,438,761,000, the average of the consolidated retained earnings of AEP reported on Form 10-K or Form 10-Q, as applicable, for the four consecutive quarters ended June 30, 1996.
     Rule 53(a)(2): AEPRI will maintain books and records and make available the books and records required by Rule 53(a)(2).
     Rule 53(a)(3): No more than 2% of the employees of the oper-ating subsidiaries of AEP will, at any one time, directly or indirectly, render services to AEPRI.
     Rule 53(a)(4): AEP has submitted and will continue to submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's operating utility subsidiaries.
     Rule 53(b): In addition, (i) neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar pro-ceedings; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,438,761,000) represented an increase of approximately $38,153,000 (or 0.3%) in the average con-solidated retained earnings from the previous four quarterly periods ($1,400,608,000); and (iii) for the year ended December 31, 1995, there were no losses attributable to AEP's direct or indirect investments in AEPRI other than $93,000 in preliminary development start-up costs.
     Rule 53(c): Rule 53(c) is inapplicable because the require-ments of Rule 53(a) and (b) have been satisfied.
ITEM 2.  FEES, COMMISSIONS AND EXPENSES.
     No fees, commissions or other expenses are to be paid or incurred, directly or indirectly, by OVEC or any associated company in connection with the proposed transactions, other than fees and expenses to be billed at cost by the American Electric Power Service Corporation and not to exceed $2,000 in the aggregate.
ITEM 5.  PROCEDURE.
     It is requested, pursuant to Rule 23(c) of the Rules and Regu-lations of the Commission, that the Commission's Order granting this Post-Effective Amendment to its Application or Declaration on Form U-1 be issued on or before December 1, 1996. OVEC waives any recommended decision by a hearing officer or by any other respon-sible officer of the Commission and waives the 30-day waiting period between the issuance of the Commission's Order and the date it is to become effective, since it is desired that the Commis-sion's Order, when issued, become effective forthwith. OVEC con-sents to the Office of Public Utility Regulation assisting in the preparation of the Commission's decision and/or Order in this matter, unless the Office of Public Utility Regulation opposes the matters covered by this Post-Effective Amendment to its Application or Declaration on Form U-1.
                           SIGNATURES
          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned thereunto duly authorized.
                              OHIO VALLEY ELECTRIC CORPORATION

                              By:       G. P. Maloney
                                         Vice President
Dated:  October 22, 1996